     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1997.

                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                     INTERNATIONAL ALLIANCE SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                             22-2769024
     (State or other jurisdiction                (I.R.S. Employer
  of incorporation or organization)             Identification No.)

                              --------------------

                            10055 SWEET VALLEY DRIVE
                            VALLEY VIEW, OHIO 44125
                                 (216) 447-9000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              --------------------

                               EDWARD F. FEIGHAN
                     INTERNATIONAL ALLIANCE SERVICES, INC.
                            10055 SWEET VALLEY DRIVE
                            VALLEY VIEW, OHIO 44125
                                 (216) 447-9000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                With Copies to:

                             RICK L. BURDICK, P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1900 PENNZOIL PLACE-SOUTH TOWER
                              711 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 220-5800

                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

==========================================================================================================================
       TITLE OF EACH CLASS OF       AMOUNT TO BE        PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
          SECURITIES TO BE           REGISTERED        OFFERING PRICE(1)    AGGREGATE OFFERING     REGISTRATION FEE
             REGISTERED                                                          PRICE(1)
--------------------------------------------------------------------------------------------------------------------------
      Common Stock, par value    5,366,139 shares         $9.75625              $52,353,393          $15,865
          $.01 per share
==========================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Common Stock reported by the Nasdaq National Market on May 21, 1997.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRAITON STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED MAY 27, 1997
PROSPECTUS
                                5,366,139 SHARES

                     INTERNATIONAL ALLIANCE SERVICES, INC.
                                  COMMON STOCK

                              --------------------

         This Prospectus relates to an aggregate of 5,366,139 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of International Alliance Services, Inc., a Delaware corporation (formerly known as Republic Environmental Systems, Inc., the "Company"), which may be offered from time to time (the "Offering") by persons (the "Selling Stockholders") who have acquired such Shares in certain private equity offerings and certain acquisitions of businesses by the Company not involving a public offering including 1,210,611 shares which may be offered for sale by certain of the Selling Stockholders who may acquire such shares pursuant to the exercise of certain warrants. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or by their pledgees on behalf of the Selling Stockholders, in transactions (which may involve crosses and block transactions) on the Nasdaq National Market ("Nasdaq") or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the- counter market, in one or more privately negotiated transactions (including sales pursuant to pledges), through the writing of options on the Shares, in a combination of such methods of distribution or by any other legally available means. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated.
The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed. See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby, but will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders, including any transfer taxes payable on any Shares, and any commissions and discounts payable to underwriters, agents or dealers.

         The Common Stock is quoted on Nasdaq under the symbol "IASI." On May 15, 1997, the last reported sale price for the Common Stock as reported by Nasdaq was $10.00 per share. The Company had 35,969,379 shares of Common Stock issued and outstanding as of May 15, 1997.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 5 OF THIS PROSPECTUS.

                              -------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                 The date of this Prospectus is May ___, 1997.

                             AVAILABLE INFORMATION



          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the SEC at prescribed rates through the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents also may be obtained through the website maintained by the SEC at http://www.sec.gov. Such reports, proxy statements and other information may also be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

          The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (such registration statement, including all amendments and supplements thereto, is hereinafter referred to as the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, and each such statement is deemed qualified in its entirety by such reference. The Registration Statement and exhibits thereto may be inspected without charge at the public reference facilities maintained by the SEC, regional offices of the SEC and offices of the SEC and Nasdaq referred to above, and copies thereof may be obtained from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents, filed by the Company (File No. 0-25890) with the SEC pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (ii)    the Company's Current Report on Form 8-K dated January 7,
                 1997;

         (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         (iv) the Company's Schedule 14A Proxy Statement dated April 1, 1997 relating to the 1997 Annual Meeting of Stockholders held May 6, 1997;

         (v)     the Company's Current Report on Form 8-K dated April 3, 1997;
                 and

         (vi)    the Company's Current Report on Form 8-K dated April 21, 1997.


         All reports and other documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to International Alliance Services, Inc., 10055 Sweet Valley Drive, Valley View, Ohio, 44125, Attention: Investor Relations, telephone number (216) 447-9000.

                                  RISK FACTORS



IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

RISKS RELATED TO THE COMPANY

Strategy for Future Acquisitions; Limited Operating History; Need for Substantial Additional Capital

         The Company's current business strategy is to act aggressively in making acquisitions in the specialty insurance industry and the business outsourcing services industry. In October 1996, the Company completed two acquisitions (the "Merger Transactions") pursuant to which it acquired Century Surety Company ("CSC") and its subsidiaries (together with CSC, the "CSC Group"), which includes three insurance companies, and Commercial Surety Agency, Inc. d/b/a Century Surety Underwriters ("CSU"), an insurance agency that markets surety bonds. In addition, the Company acquired Environmental & Commercial Insurance Agency, Inc. ("ECI") in November 1996, SMR & Co. Business Services, Inc. (formerly known as SMR & Co., "SMR") in December 1996, Midwest Indemnity Corporation ("Midwest") in January 1997, Midland Consultants, Inc. in February 1997, M&N Risk Management, Inc., M&N Enterprises, Inc. and Millisor Firmco, Inc. (collectively, the "M&N Companies") in March 1997 and The Benefits Group Agency, Inc., Network Plus, Inc., Next, Inc. and Surety Associates Ltd. in April 1997. Accordingly, the Company has no operating history with regard to a significant portion of its current operations. The financial position and results of operations of the Company will depend to a large extent on the Company's ability to integrate these and subsequently acquired operations effectively. As the Company continues to pursue its acquisition strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

         In December 1996, the Company received approximately $27.6 million in net proceeds from the offering (the "December Private Placement") of 3,251,888 units of the Company (the "Units"). Each Unit consisted of one share of Common Stock of the Company and one warrant to purchase one share of Common Stock of the Company at an exercise price of $11.00 per share. In April 1997, the Company received an additional estimated $5.2 million in net proceeds, from the private placement of an additional 616,611 Units (the "April Private Placement" and, together with the December Private Placement, the "Private Placement"). The proceeds received from the Private Placement have been and will be used to finance acquisitions. Future acquisitions, however, may require additional equity and debt financing, although neither form of financing is contemplated at this time. In the event the Company is required to seek additional financing, there is no assurance that such additional financing will be available or, if it is available, that it will be available on terms acceptable to the Company.

Risks Related to Growth Through Acquisitions; Failure to Manage Growth

         The Company intends to continue its internal growth and to pursue an aggressive acquisition strategy. Internal growth may place a significant strain on the Company's management, operating and technical resources, while growth through acquisitions will involve substantial risks, including the risk of improper valuation of the acquired businesses and the risks inherent in integrating such businesses with the Company's operations. The Company's acquisition strategy depends on its ability to identify and acquire appropriate specialty insurance companies and business outsourcing services companies, to integrate the acquired operations effectively, and to increase its market share. A number of the Company's competitors for such acquisitions are larger, better known companies than the Company and have significantly greater financial resources. There can be no assurance that the Company will be able to locate acquisition candidates in geographic markets or on terms the Company deems attractive, that any identified candidates will be acquired, that the Company will be able to profitably manage acquired companies, or that future acquisitions will produce financial returns that justify the investment or that are comparable to the Company's past returns. The completion of acquisitions requires the expenditure of sizable amounts of capital, as well as management's time and attention, and the intense competition among companies pursuing similar acquisition strategies may increase capital requirements. There can be no assurance that management skills and systems currently in place will be adequate to implement the Company's acquisition strategy. The failure to manage growth effectively, or to implement its acquisition strategy, could have a material adverse effect on the Company's results of operations and financial condition.

Risks Associated with Acquisitions

         Although the Company investigates each business that it acquires, there may be liabilities that the Company fails or is unable to discover. The Company seeks to minimize the impact of any such liabilities by obtaining indemnities and warranties from the seller of the business, which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to the limited scope of the indemnities, the amount or duration of the indemnities, the financial limitations of the indemnitor or warrantor, or other reasons.

Dependence on Key Personnel

         The Company depends and will continue to depend in the foreseeable future on the services of Messrs. Michael G. DeGroote, Edward F. Feighan, Craig L. Stout, Roswell P. Ellis, Douglas R. Gowland and certain of its other officers and key employees with extensive experience and expertise in the insurance specialty industry and the waste and environmental services industry. In addition, with respect to its provision of business services, the Company is dependent on the services of Messrs. Gregory J. Skoda, Michael L. Minotti, Keith W. Reeves, Patrick T. Carney, Terry L. Silver and certain of its other key personnel with extensive experience and expertise in such industry. The ability of the Company to retain its officers and key employees is important to the success of the Company. The loss of key personnel, whether by resignation or otherwise, could have a material adverse effect on the Company. The Company does not maintain key personnel insurance on any of its officers or employees.

Possible Depressing Effect of Future Sales of Common Stock

         No predictions can be made as to the effect, if any, that future sales of the Shares, the availability of Common Stock for sale or the perception that such sales could occur will have on the prevailing market price of the Common Stock.

         The Company has registered for sale, from time to time on a continuous basis under this registration statement and the registration statement dated January 17, 1997, by certain Selling Stockholders an aggregate of approximately 37,492,215 million shares of Common Stock (including the shares registered hereunder). Future sales of such shares, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.
There can be no assurance as to when, and how many of, such shares will be sold and the effect such sales may have on the market price of the Common Stock. In addition, the Company intends to issue Common Stock and options and warrants to purchase shares of Common Stock in connection with future acquisitions. Although such securities are or will be, as the case may be, subject to restrictions on resale in accordance with the Securities Act and the regulations promulgated thereunder, as such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold into the public market. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

Dilution

         The issuance of additional shares of Common Stock upon exercise of outstanding warrants or options, or upon the Company's completion of any acquisitions and business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock.

No Cash Dividends

         The payment and level of dividends on Common Stock are subject to the discretion of the Board of Directors of the Company. The payment of dividends will depend upon business decisions that will be made by the Board of Directors of the Company from time to time based upon the results of operations and financial conditions of the Company and its subsidiaries and such other considerations as the Board of Directors considers relevant. In addition, the Company's credit facility currently prohibits payment of dividends and other distributions to the stockholders of the Company. Since becoming a public company in April 1995, the Company has not paid cash dividends on its Common Stock and the Company's Board of Directors does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance the ongoing operations and growth of the business.

RISKS RELATED TO THE PROVISION OF INSURANCE AND BONDING SERVICES

Inadequate Pricing Risk

         The primary risk of any insurance enterprise is the risk of inadequate pricing, which is a problem that manifests itself in the form of an unexpectedly high level of claims after policy issuance. The Company utilizes a variety of actuarial and qualitative methods to set price levels. Ultimately, however, pricing depends upon an evaluation of prior experience as a predictor of future experience. Events or trends that have not occurred in the past may not be anticipated for the future and, therefore, could result in inadequate pricing leading to elevated levels of losses. Such losses, if they were to occur, could have a material adverse effect on the financial condition of the Company.

Unanticipated Losses Due to Inadequate Reserve Estimates

         When claims are made, the ultimate amount of liability cannot be determined until claims are paid to the satisfaction of the insured or until litigation finally determines liability in disputed cases. Since the process of litigation and settlement can continue for years, the Company can only assess its ultimate liability (and the ultimate expense of litigating disputed issues) by estimation. These estimates, or reserves for losses and loss adjustment expense (which, as of March 31, 1997, were $42.3 million) are, like prices, determined by a variety of actuarial and qualitative methods based on prior experience. There can be no assurance that such reserves will be sufficient to cover the ultimate liabilities of the Company for policy and bond exposures.

         The Company uses a reserving system which it believes will enable it to meet claims obligations. Due to the nature of some of the coverages written, claims may be presented which may not be settled for many years after they are incurred; thus, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. The Company regularly reviews reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as dictated by changes in loss experience and as new information becomes available. An integral part of the reserving policy of the Company includes a reserve for incurred but not reported ("IBNR") claims. There can be no assurance that the assumptions upon which reserves are based are valid or will be valid in the future.

         To help assure the adequacy of its IBNR reserves and individual case reserves, the Company submits to an annual review by professional actuaries who test reserve adequacy with a variety of sophisticated mathematical models. In recent years, such actuaries have certified that reserve levels of the Company are adequate. There can be no assurance, however, that the modeling techniques of these actuaries will correctly forecast the adequacy of the Company's reserves.

         The inadequacy of reserves may result in unanticipated losses which could have a material adverse effect on the financial condition of the Company.

Competition

         Both the property and casualty and the surety industries have been highly competitive in recent years resulting in the consolidation of some of the industries' largest companies. Competition is particularly acute for smaller, specialty carriers like the Company because the market niches exploited by the Company are small and can be penetrated by a larger carrier that elects to cut prices or expand coverage. The Company's insurance subsidiaries have endured this risk historically by maintaining a high level of development of new products, such as its environmental coverage and landfill bonds eschewed by most major carriers. Nevertheless, there can be no assurance that future development efforts will succeed or that product erosion from intensifying competition will not outpace development efforts.

Expansion of Insurance Liability Due to Law Changes; Governmental Regulation

         The Company is vulnerable to both judicial and legislative law changes with respect to its insurance and bonding business. Judicial expansion of terms of coverage can increase risk coverage beyond levels contemplated in the underwriting and pricing process. Judicial imposition of pollution liability on insurers before the era of specific pollution exclusions in insurance policies created an estimated $25 billion liability, according to industry estimates reported by A.M. Best, a leading rating agency of insurance companies and reinsurers, for U.S. insurers and reinsurers that such companies did not know they were underwriting and for which they received no premium.

         At the same time, coverages that are established by statute may be adversely affected by legislative or administrative changes of law. Most surety bonds exist because they are required by government agencies. When governments change the threshold for requiring surety, the market for surety bonds is directly affected. The repeated postponement by the U.S. Environmental Protection Agency ("EPA") of deadlines for compliance with the financial assurance portions of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Subtitle D has significantly slowed growth of the Company's landfill closure bond program, which was begun in March 1994 because of the anticipated deadline of April 1994 for universal compliance. Such compliance currently is not anticipated to be universally enforced until later in 1997.

Inadequate Reinsurance Protection of Insurance Liabilities

         The Company depends heavily on reinsurers to assume a substantial portion of the exposures underwritten by it. Failure by one or more reinsurers (which are assuming risks from many sources over which the Company has no control) could have a material adverse effect on the Company's performance, since the Company would then be obligated to pay the failed reinsurer's portion of losses. Moreover, the adequacy of reinsurance, even assuming the solvency of all reinsurers, is a matter of estimation. As with pricing and reserving, procurement of reinsurance is premised upon assumptions about the future based upon past experience. Unanticipated events or trends could produce losses inadequately covered by reinsurance.

Market Reverses in Invested Asset Portfolio

         Investment of the Company's assets to balance its reserves and surplus is critical to the maintenance of the Company's solvency and profitability. The Company believes that many insurance companies earn far more in investment returns on their portfolio assets than they do from underwriting; and many companies actually underwrite at a loss to develop premium balances, hence portfolio assets, for investment as evidenced by the number of insurers operating at combined ratios in excess of 100%. The Company maintains an investment policy of investing primarily in debt instruments of government agencies and corporate entities with quality ratings of AA or better, and of diversifying investments sufficiently to minimize the risk of a substantial reverse or default in any one investment. These policies are articulated by a written policy statement and overseen by a formal investment committee of senior company officials. The Company also employs professional investment advisers to counsel it with respect to its insurance and bonding operations on matters of policy as well as individual investment transactions, although these advisers have no discretionary authority to deploy the Company's assets. Notwithstanding these measures, an aggregation of serious reverses or defaults in the investment portfolio could have a material adverse effect on the earnings and financial condition of the Company.

Federal Income Taxes

         The Company accounts for federal income taxes in accordance with Statement of Financial Accounting Standards No. 109. The Company has reduced the deferred tax asset by a valuation allowance of CSC Group because the Company believes it is more likely than not that some portion of the deferred asset would not be realized. In reaching the Company's determination of the need to provide a deferred tax valuation allowance, management considered all available evidence, both positive and negative, as well as the weight and importance given to such evidence. The factors the Company relied upon in determining the need for the valuation allowance are that the CSC Group has a history of significant portions of their taxable income coming from non-recurring transactions, as well as the risks that CSC Group has in the areas of product pricing, reserves, niche market competition and adequacy of reinsurance.

RISKS RELATED TO THE PROVISION OF BUSINESS OUTSOURCING SERVICES

Competition

         The business outsourcing services industry has been highly competitive in recent years resulting in the consolidation of many companies and strategic alliances across industry lines. The principal competitive factors in this industry are service and price. Competition is particularly acute for small to medium sized providers because larger providers or strategic alliances with larger providers can create service and price distortions in the market place. The Company's business outsourcing services subsidiaries have historically endured these risks by maintaining a high level of development of new services. There can be no assurance that future development efforts will succeed or that intensifying competition will not outpace development efforts.

Regulations

         The Company is vulnerable to legislative law changes with respect to its provision of tax advisory, compliance and preparation services. Legislative changes may expand or contract the types and amounts of business services that individuals and businesses require. There can be no assurance that future laws will provide the same or similar opportunities to provide business consulting and management services to individuals and businesses that the current laws provide.

RISKS RELATED TO THE PROVISION OF ENVIRONMENTAL SERVICES

Consents of Regulatory Authorities

         In October 1996, the Ohio attorney general's office determined that the Merger Transactions constituted a change of ownership of Ohio Environmental Protection Agency ("Ohio EPA") permitted facilities owned by Republic Environmental Systems (Cleveland) Inc. ("RES (Cleveland)") and Republic Environmental Systems (Ohio), Inc. ("RES (Ohio)"). In addition, the Ohio EPA may determine that the Merger Transactions constitute a modification of such permits. As a result, Ohio law requires that the change of ownership of the permitted facilities, as well as the permit modifications, if any, be approved by the director of the Ohio EPA, based upon the disclosure statements and an investigative report prepared by the Ohio attorney general's office. The Company consummated the Merger Transactions prior to receipt of the requisite approval of the director of the Ohio EPA as permitted by applicable law. During the approval process, the Company does not anticipate that the operations at such facilities will be affected. In the event that the director of the Ohio EPA ultimately disapproves such change of ownership or, if required, such permit modifications, the Company would be required to effect the negation of the change of ownership of such facilities. The negation could be accomplished through the restoration of the original ownership structure of such facilities, the disposition of the facilities or another means that complies with the requirements of applicable law. The failure to obtain approval of such change of ownership or permit modifications, if any, could have a material adverse effect on the financial condition and operations of the Company.

Regulation

         The transportation and disposal of solid and chemical wastes and rendering of related environmental services are subject to federal, state, provincial and local requirements which regulate health, safety, the environment, zoning and land-use. Operating permits are generally required for treatment, storage and disposal facilities ("TSD Facilities") and certain transportation vehicles, and these permits are subject to revocation, modification and renewal. Federal, state, provincial and local regulations vary, but generally govern waste management activities (including final disposal), the location and use of facilities and also impose restrictions to prohibit or minimize air and water pollution. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the EPA and various other federal, state, provincial and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the U.S. Department of Labor. In addition, certain of the Company's operations are regulated under applicable laws and regulations in Canada.

         The Company believes that in the existing climate of heightened legal, political and citizen awareness and concerns, companies in the hazardous waste and environmental services industry, including the Company, may be faced with material fines and penalties and the need to expend funds for remedial work and related activities at TSD Facilities. The Company has established a reserve (which, as of March 31, 1997 was approximately $2.3 million) to cover such fines, penalties and costs which the Company's management believes will be adequate. Further, in connection with the acquisition of certain TSD Facilities, the Company has been indemnified against certain environmental liabilities. While such amounts expended in the past or anticipated to be expended in the future have not had and are not expected to have a materially adverse effect on the Company's financial condition or operation, the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies or other factors could materially alter this expectation and despite such reserves and indemnification obligations, could adversely affect the Company's operating results.

         The Company's operation of TSD Facilities subjects it to certain operating, monitoring, site maintenance and closure obligations. In order to construct, expand and operate a TSD Facility, one or more construction or operating permits, as well as zoning approvals, must be obtained. These construction and operating permits and zoning approvals are difficult and time-consuming to obtain, and the issuance of such permits and approvals often is opposed by neighboring landowners and local and national citizens' groups. Once obtained, the operating permits may be subject to periodic renewal and are subject to modification and revocation by the issuing agency. In connection with the Company's acquisition of TSD Facilities, it often may be necessary to expend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. The failure of the Company to renew existing permits or obtain newly required permits could adversely affect the Company's operating results. In addition, the Company's waste transportation obligations are subject to evolving and expanding laws and regulations that may impose additional monitoring, training and safety requirements.

         Governmental authorities have the power to enforce compliance with regulations and permit conditions and to obtain injunctions or impose fines in case of violations. Citizens' groups may also bring suit for alleged violations. During the ordinary course of its operations, the Company has from time to time received citations or notices from such authorities that its operations are not in compliance with applicable environmental or health or safety regulations. Upon receipt of such citations or notices, the Company works with the authorities to attempt to resolve the issues raised. Failure to correct the problems to the satisfaction of the authorities could lead to monetary or criminal penalties, curtailed operations or facility closure any of which could have a material adverse effect on the Company's business and financial condition.

         Subtitle D of RCRA establishes a framework for regulating the disposal of non-hazardous solid wastes. In the past, the Subtitle D framework has left the regulation of non-hazardous waste disposal largely to the states. On October 9, 1991, however, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines including location restrictions, facility design and operating criteria, closure and post- closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be felt for several years. However, other than for groundwater monitoring and financial assurance requirements, all provisions of the final rule became effective October 9, 1993. Operating and design criteria for existing operations may have to be modified to comply with these new regulations. In addition, new requirements applicable to the disposal of non-hazardous solid waste may be adopted when reauthorization of RCRA is taken up by Congress and the Company cannot predict the effect of such new requirements.

Possibility of Liability for Hazardous Substance Remediation and Damages

         With very limited exceptions, federal law imposes joint and several liability upon present and former owners and operators of facilities that release "hazardous substances" into the environment and the generators and transporters of those substances, regardless of the care exercised by such persons and regardless of when the hazardous substance is first detected in the environment. All such persons may be liable for the costs of waste site investigation, waste site cleanup and damages to natural resources. There is an inherent industry risk of liability arising from the release of "hazardous substances" into the environment, notwithstanding safety and other measures taken by the Company and other owners or operators of facilities. In addition, because the term "hazardous substance" is very broadly defined under applicable federal law, "hazardous substances" or "hazardous wastes" may have been deposited in properties with which the Company has been, or will become, associated as an owner or operator. Moreover, waste collection companies acquired by the Company have transported hazardous waste in the past and will do so in the future, and some of the Company's operations may generate small amounts of hazardous waste. As a result of the foregoing, the Company may face claims for remediation of environmental contamination, personal injury or damage to natural resources at sites with which it is, or has been, associated as owner, operator, transporter or waste generator and from which there is a release or threatened release of hazardous substances which causes the incurrence of response costs and damages. Costs for remediation of, and damages for, environmental contamination can be very substantial. Given the limitations in insurance coverage for these risks, such liability could have a material adverse effect on the Company's business and consolidated financial condition.

Legal Proceedings

         The Company is a party to various legal and environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal proceedings and the effect such outcomes may have on the Company.

Lack of Environmental Liability Insurance

         The majority of the Company's domestic locations currently carry site-specific pollution legal liability insurance, which may provide coverage under certain circumstances for pollution damage to third parties. In addition, the Company's domestic contracting operations carry contractors' pollution liability insurance, which may provide coverage under certain circumstances for damage to third parties. However, both of these coverages are restrictive in nature, as they are subject to certain exclusions and effective dates, consistent with insurance industry requirements. In addition, such coverage is subject to specific and aggregate limits which may not be sufficient to cover claims, if they should arise.

         In prior years, consistent with industry trends, the Company was not able to obtain pollution insurance at reasonable costs and, therefore, carried only such coverage as was required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If, in the absence of such insurance, the Company were to incur liability for environmental damages of sufficient magnitude, it could have a material adverse effect on the Company's business and consolidated financial condition.

Competition

         The hazardous waste industry is highly competitive. Entry and ongoing operations require substantial technical, managerial and financial resources. The Company competes with large national companies and with regional and local companies, some of which have significantly greater financial resources and more established market positions than the Company.

                                  THE COMPANY

         The Company is a diversified services company which, acting through its subsidiaries, provides business outsourcing services, specialty insurance services and waste and environmental services. In October 1996, the Company completed the Merger Transactions. Through the Company's insurance subsidiaries, the Company provides specialty insurance and bonding to small and medium sized commercial enterprises in over forty states throughout the United States.

         In December 1996, the Company completed the acquisition of SMR. Through SMR, the Company provides business consulting and management services in the areas of tax planning, tax return preparation and compliance, computer consulting, outsourcing, employee benefit program design and administration, and human resource management to individuals and small and medium sized commercial enterprises primarily in Ohio.

                 In February 1997, the Company signed a non-binding letter of intent and confidentiality agreement (collectively, the "Letter of Intent") to sell the Company's environmental services operations. The Letter of Intent also contemplates the formation of a strategic alliance between the Company and the purchaser whereby the Company will continue to have access to the Company's environmental resources for the benefit of its insurance customers after the sale. The Company anticipates that the sale will be completed by mid-1997. Consummation of the transaction remains subject to the purchaser's due diligence, the negotiation and execution of definitive documentation and the receipt of necessary governmental and third party approvals and consents. Accordingly, there can be no assurance that the transaction will be consummated.

         The Company's strategy is to aggressively grow as a diversified services company by expanding its recently acquired business outsourcing services and specialty insurance operations through internal growth and additional acquisitions in such industries.

         The Company was formed as a Delaware corporation in 1987 under the name Stout Environmental, Inc. In 1992, the Company was acquired by Republic Industries, Inc. ("RII"). In April 1995, RII effected a spin-off of its hazardous waste operations through a distribution of the Common Stock of the Company to the stockholders of record of RII (the "Spin-off"). In connection with the Merger Transactions, in October 1996, the Company changed its name to International Alliance Services, Inc. from Republic Environmental Systems, Inc. The Company's Common Stock trades on Nasdaq under the trading symbol "IASI."

         The principal executive office of the Company is located at 10055 Sweet Valley Drive, Valley View, Ohio, 44125 and its telephone number is (216) 447-9000.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder, other than expenses incident to the delivery of the Shares to be sold by Selling Stockholders, including any transfer taxes payable on any Shares and any commissions and discounts payable to underwriters, agents or dealers. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of May 15, 1997, the number of Shares registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time. To the knowledge of the Company, none of the Selling Stockholders has had any material relationship with the Company except as set forth in the footnotes to the following table and as more fully described elsewhere in this Prospectus (including the information incorporated by reference in this Prospectus).

                                                                                                 OWNERSHIP
                                                                   NUMBER OF SHARES TO     AFTER THE OFFERING (1)
                                                   OWNERSHIP       BE OFFERED FOR THE      ----------------------
                                                  PRIOR TO THE   SELLING STOCKHOLDER'S     NUMBER           PERCENT
         SELLING STOCKHOLDER                       OFFERING             ACCOUNT           OF SHARES         OF CLASS
         -------------------                       --------             -------           ---------         --------
American National Bank & Trust Co.
 Of Chicago . . . . . . . . . . . . .                20,008              20,008                   0                *
Marjorie Boyas  . . . . . . . . . . .                10,000               1,500               8,500                *
Michael Boyas . . . . . . . . . . . .               101,277              15,191              86,086                *
Nicholas Boyas  . . . . . . . . . . .                10,772               1,615               9,157                *
Pete Boyas  . . . . . . . . . . . . .             1,250,565             187,585           1,062,980             3.0%
Ronnie Boyas  . . . . . . . . . . . .                 4,311                 646               3,665                *
Stacey Boyas  . . . . . . . . . . . .               101,277              15,191              86,086                *
Tony Boyas  . . . . . . . . . . . . .               101,277              15,191              86,086                *
Joan Carney . . . . . . . . . . . . .                75,000 (2)          19,350 (2)          55,650                *
William F. Comiskey, Jr.  . . . . . .               117,174              37,017              80,157                *
Michael G. DeGroote(3)  . . . . . . .            14,247,112 (4)       1,111,112 (5)      13,136,000 (6)        31.3%
Roswell P. And Shirley Sue Ellis(7) .                82,500              82,500                   0                *
Edward F. Feighan(8)  . . . . . . . .               584,000              87,600             496,400             1.4%
Harve A. Ferrill(9)   . . . . . . . .                13,000 (10)         11,000 (11)          2,000 (12)           *
First Premium Services, Inc.  . . . .                26,210              26,210                   0                *
Whitney L. Hubbs  . . . . . . . . . .                 1,159                 385                 774                *
Indiana Lumbermens Mutual Ins. Co.  .                45,903              45,903                   0                *
Charles King  . . . . . . . . . . . .               362,780              54,416             308,364                *
Kenneth A. Lanci  . . . . . . . . . .               102,216              15,333              86,883                *
Kenneth & Davie LaVan . . . . . . . .             1,119,177             167,877             951,300             2.6%
Arlene M. LoConti(13) . . . . . . . .               707,987             106,198             601,789             1.8%
Joseph A. LoConti . . . . . . . . . .               618,403              92,760             525,643             1.5%
Joseph E. LoConti((14)  . . . . . . .             1,752,000             262,800           1,489,200             4.1%
LoConti Family Trust(15)  . . . . . .             1,536,800             230,520           1,306,280             3.6%
Geraldine L. Longo  . . . . . . . . .                53,986               9,652              44,334                *
Saverio J. Longo  . . . . . . . . . .                22,029               7,335              14,694                *
Midwest Indemnity Corp. . . . . . . .               138,655             138,655                   0                *
Kenneth R. Millisor . . . . . . . . .               585,000 (16)        193,050 (16)        391,950             1.1%
Anna Marie Minotti  . . . . . . . . .               472,500 (17)        121,905 (17)        350,595             1.0%
Lea Boyas Morabito  . . . . . . . . .               101,277              15,191              86,086                *
National American Insurance Co. . . .               176,470             176,470                   0                *
Steven M. Nobil . . . . . . . . . . .               315,000 (18)        103,950 (18)        211,050                *
Patan Rock, Inc.  . . . . . . . . . .               408,800              61,320             347,480                *
Mark Perkins  . . . . . . . . . . . .                27,500              27,500                   0                *
Rochelle Reeves . . . . . . . . . . .               463,500 (19)        119,583 (19)        343,917                *
Richard C. Rochon(20)   . . . . . . .               111,110 (21)        111,110 (22)              0                *
Joseph R. Rutigliano  . . . . . . . .               102,216              15,333              86,883                *
David J. Sgro . . . . . . . . . . . .                98,900              12,075              86,825                *
David M. Sgro . . . . . . . . . . . .                 8,600               1,050               7,550                *
Patricia Skoda(23)  . . . . . . . . .               781,000 (24)        169,872 (24)        611,128             1.7%
Sophia Management Ltd(25).  . . . . .             5,825,000           1,029,750           4,795,250            13.3%
Craig L. Stout(26)  . . . . . . . . .               817,600             122,640             694,960             1.9%
Joseph and Juanita Tartabini
Charitable Trust  . . . . . . . . . .             1,361,665             204,250           1,157,415             3.2%
Christopher Timm  . . . . . . . . . .                82,500              82,500                   0                *
Felicia P. Young  . . . . . . . . . .               233,600              35,040             198,560                *
                                                    -------              ------             -------
     Total  . . . . . . . . . . . . .            35,177,816           5,366,139          29,811,677            71.5%
                                                 ==========           =========          ==========           ======



-------------------------
*less than one percent

(1) The information contained in the table above includes shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days through the exercise of any option or warrant and excludes shares of Common Stock and options or warrants to purchase shares of Common Stock held of record by other parties.
(2) Includes 14,850 shares of Common Stock issuable upon exercise of outstanding warrants.
(3) Mr. DeGroote has served as Chairman of the Board and a Director of the Company since April 1995. Mr. DeGroote served as President and Chief Executive Officer of the Company from April 1995 until October 1996. Mr. DeGroote also served as Chairman of the Board, President and Chief Executive Officer of Republic Industries, Inc. from May 1991 until August 1995.
(4) Consists of 7,751,556 shares of Common Stock owned of record by Westbury (Bermuda) Ltd., successor-in-interest to MGD Holdings ("Westbury"), and 6,495,556 shares of Common Stock that Westbury has the right to acquire upon exercise of outstanding warrants.
(5) Includes 555,556 shares of Common Stock issuable upon exercise of outstanding warrants.
(6) Consists of 7,196,000 shares of Common Stock owned of record by Westbury and 5,940,000 shares of Common Stock that Westbury has the right to acquire upon exercise of outstanding warrants.
(7) Ms. Ellis is the wife of Roswell P. Ellis, the Senior Vice President - Insurance Group of the Company since March 1997.
(8) Mr. Feighan has served as Chief Executive Officer, President and a Director of the Company since October 1996.
(9)      Mr. Ferrill has served as a Director of the Company since October
         1996.
(10)     Consists of  7,500 shares of Common Stock owned of record by The Harve
         A. Ferrill Trust U/A 12/31/69 and 5,500 shares of Common Stock issuable upon exercise of outstanding warrants.
(11) Includes 5,500 shares of Common Stock issuable upon exercise of outstanding warrants.
(12)     Owned of record by The Harve A. Ferrill Trust U/A 12/31/69.
(13)     Ms. LoConti is the mother of Joseph E. LoConti.  See Footnote 14.
(14) Mr. LoConti served as Vice Chairman and a Director of the Company from April 1995 until March 1997. Mr. LoConti has entered into a Representation Agreement with the Company under which Mr. LoConti will continue to provide his exclusive services to the Company.
(15)     Joseph E. LoConti serves as trustee.  See Footnote 14.
(16) Includes 193,050 shares of Common Stock issuable upon exercise of outstanding warrants.
(17) Includes 93,555 shares of Common Stock issuable upon exercise of outstanding warrants.
(18) Includes 103,950 shares of Common Stock issuable upon exercise of outstanding warrants.
(19) Includes 91,773 shares of Common Stock issuable upon exercise of outstanding warrants.
(20)     Mr. Rochon has served as a Director of the Company since October 1996.
(21) Consists of 111,110 shares of Common Stock owned of record by WeeZor I Limited Partnership, a limited partnership controlled by Mr. Rochon, and includes 55,555 shares of Common Stock issuable upon exercise of outstanding warrants.
(22) Includes 55,555 shares of Common Stock issuable upon exercise of outstanding warrants.
(23) Ms. Skoda is the wife of Gregory J. Skoda, the Executive Vice President and Chief Financial Officer of the Company since December 1996.
(24) Includes 96,822 shares of Common Stock issuable upon exercise of outstanding warrants.
(25) Mssrs. Joseph E. LoConti, Craig L. Stout, Edward F. Feighan and Gregory J. Skoda are managers of Sophia Management Ltd. See
         Footnotes 8, 14, 23 and 26.
(26) Mr. Stout has served as Chief Operating Officer and a Director of the Company since October 1996.


                              PLAN OF DISTRIBUTION

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or their pledgees on behalf of the Selling Stockholder, in transactions (which may involve crosses and block transactions) on Nasdaq or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the-counter market, in one or more privately negotiated transactions (including sales pursuant to pledges), through the writing of options on the Shares, in a combination of such methods of distribution or by any other legally available means. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act; including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby, but will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders, including any transfer taxes payable on any Shares, and any commissions and discounts payable to underwriters, agents or dealers.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump"). Mr. Rick L. Burdick, a partner with Akin Gump, owns 500 shares of Common Stock and warrants to purchase 12,000 shares of Common Stock.

                                    EXPERTS

         The audited consolidated and combined financial statements of the Company (formerly known as Republic Environmental Systems, Inc.) and its subsidiaries for the years ended December 31, 1994, 1995 and 1996 incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   UNCERTAINTY OF FORWARD LOOKING STATEMENTS

         Certain statements and information in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference") constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "the Company believes" and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that may have a direct bearing on the Company's results and financial condition are: (i) demand for the Company's services; (ii) the Company's ability to integrate the operations of acquired businesses; (iii) the Company's ability to expand into new markets; (iv) the consummation of the Company's disposition of its environmental services operations; (v) environmental liabilities to which the Company may become subject in the future which are not covered by an indemnity or insurance; (vi) the impact of current and future laws and governmental regulations affecting the Company's operations; (vii) competitive practices in the specialty insurance and bonding industries; (viii) competitive practices in the reinsurance markets utilized by the Company's insurance operations; (ix) judicial, legislative, and regulatory changes of law relating to risks covered by the Company's insurance operations or to the operations of insurance companies in general; (x) market fluctuations in the values or returns on assets in the Company's investment portfolios; (xi) pricing of the Company's insurance products; and (xii) adverse loss development.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                              ------------------




                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
                Available Information   . . . . . . . . . .   3
                Incorporation of Certain Documents
                  by Reference  . . . . . . . . . . . . . .   4
                Risk Factors  . . . . . . . . . . . . . . .   5
                The Company   . . . . . . . . . . . . . . .  12
                Use of Proceeds   . . . . . . . . . . . . .  12
                Selling Stockholders  . . . . . . . . . . .  13
                Plan of Distribution  . . . . . . . . . . .  15
                Legal Matters   . . . . . . . . . . . . . .  16
                Experts   . . . . . . . . . . . . . . . . .  16
                Uncertainty of Forward
                 Looking Statements . . . . . . . . . . . .  16



                               5,366,139 SHARES




                                INTERNATIONAL

                                   ALLIANCE

                                SERVICES, INC.




                                 COMMON STOCK





                                  PROSPECTUS

                              _____________, 1997

================================================================================

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

         Securities and Exchange Commission Filing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . .    $
                                                                                                               ----------
         Printing Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $
                                                                                                               ----------
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $
                                                                                                               ----------
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $
                                                                                                               ----------

             Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $
                                                                                                               ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

         Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner provided by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in a good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

         The Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless the court orders otherwise.

ITEM 16.  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

EXHIBIT NUMBER                    EXHIBIT DESCRIPTION

4.1*     -- Form of Stock Certificate of Common Stock of the Company
            (filed as Exhibit 4.1 to the Company's Registration
            Statement on Form 10, file no. 0-25890, and incorporated herein by reference).

5.1**    -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1     -- Consent of KPMG Peat Marwick LLP.

23.2**   -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            (included in its opinion filed as Exhibit 5.1).

24.1     -- Powers of Attorney (included on the signature pages
            attached hereto).

------------
* Previously filed.
** To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes as follows:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar, as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, Ohio on May 15, 1997.

                                       INTERNATIONAL ALLIANCE SERVICES, INC.
                                       (Registrant)

                                       By:  /s/ EDWARD F. FEIGHAN
                                          -------------------------------------
                                           Edward F. Feighan
                                           Chief Executive Officer and President

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Edward F. Feighan, Gregory J. Skoda and Craig L. Stout, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution for him and his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments to this Registration Statement of International Alliance Services, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

             SIGNATURE                                   TITLE                                  DATE
             ---------                                   -----                                  ----
    /s/ MICHAEL G. DEGROOTE                    Chairman of the Board and Director            May 15, 1997
----------------------------------
        Michael G. DeGroote

     /s/ EDWARD F. FEIGHAN                     Chief Executive Officer,                       May 15, 1997
----------------------------------             President and Director
         Edward F. Feighan                     (Principal Executive Officer)


     /s/ HARVE A. FERRILL                      Director                                       May 15, 1997
----------------------------------
         Harve A. Ferrill

    /s/ DOUGLAS R. GOWLAND                     Senior Vice President - Environmental          May 15, 1997
----------------------------------             Operations and Director
        Douglas R. Gowland

     /s/ RICHARD C. ROCHON                     Director                                       May 15, 1997
----------------------------------
         Richard C. Rochon

     /s/ GREGORY J. SKODA                      Executive Vice President and                   May 15, 1997
----------------------------------             Chief Financial Officer (Principal
         Gregory J. Skoda                      Financial and Accounting Officer)


      /s/ CRAIG L. STOUT                       Chief Operating Officer                        May 15, 1997
----------------------------------             and Director
          Craig L. Stout

                                               Director                                       May --, 1997
----------------------------------
        Hugh P. Lowenstein

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                     EXHIBIT DESCRIPTION
------                                     -------------------
4.1*          --  Form of Stock Certificate of Common Stock of the Company (filed as Exhibit 4.1 to the Company's
                  Registration Statement on Form 10, file no. 0-25890, and incorporated herein by reference).
5.1**         --  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
23.1          --  Consent of KPMG Peat Marwick LLP.
23.2**        --  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as Exhibit 5.1).
24.1          --  Powers of Attorney (included on the signature pages attached hereto).

---------
* Previously filed.
** To be filed by amendment